Exhibit 99.1

December 2005

Dear Shareholder:

As we approach the end of the calendar year, I would like to take this opportunity to bring you up to date on the Company's progress. Our last-mailed communication to you was the annual report, which we issued in July of this year, so this is a good time to reconnect. Of course, you can always find our earnings and latest press releases on-line, either through the "Company/Investor" link on our website (www.sono-tek.com), or by looking up our symbol, SOTK:OB.

As reported in our annual report and at our shareholders' meeting in August, Sono-Tek broke its previous sales and income records in the Fiscal year ending February 28, 2005. We saw our sales grow to $5.8M from a previous level of $3.5M, and our income before income taxes grew even faster to $807K from $201K. This growth was the result of our efforts to broaden our product offerings both within the electronics industry and in other industries. We successfully introduced new ultrasonic systems for coating printed circuit boards, medical implants, and glass production. We also started to market spray drying systems, which can be used to create nano-particles, through a relationship with Buchi, a Swiss firm. Additionally, we began selling solder recovery equipment through our partnership with EVS, located in the UK.

Most of the growth took place within our established geographic markets, which are largely within North America, with a few overseas locations thrown in. Last year, we began to place emphasis on developing new markets overseas in places such as China, India, Southeast Asia, Europe, and Eastern Europe. Over the last twelve months, we have more than doubled the number of countries where we have an established sales distribution channel. We can now be thought of as a Company with a truly international presence. The initial investment in time and money is high when entering new geographic territories, but we are already seeing payback for our efforts, with sales being made in almost every country in these new markets. We also have entered into relationships with a company in India and one in China, that promise to add to our product basket in a very cost effective way. Geographic market expansion is as important as the development of new product offerings in creating future growth for Sono-Tek. We plan to continue both of these activities in the coming year.

One question that Shareholders often ask is "how much sales and income growth will occur, and when?" Unfortunately, this is not easy to answer for a business like ours. We have gone beyond selling mainly smaller nozzle systems in the $5-$10K range, to selling large systems in the $40-$250k range as well, so having one or more of these large sales in a given quarter can have a large impact on the results, and the apparent quarter-to-quarter growth of our business. Shareholders have come to expect corporations to issue guidance on sales and income for upcoming quarters, with the implicit goal of seeing a smooth and constant growth forecast for each quarter. Yet this practice can lead to a short-term focus to "make the numbers", as opposed to a healthier longer-term focus on growing the business. Furthermore, the real world is bumpy rather than smooth, and the numbers presented should reflect reality each quarter, whether it is more or less attractive than hoped for.

None the less, a partial answer about the future is available to you by looking back at our recent progress. Over the past four years we have been able to turn Sono-Tek into a financially strong company for the first time in its history. We have little debt, growing Shareholder equity, increasing top and bottom lines, new product offerings, a larger and stronger team, and new market locations around the world. Our team has worked hard to create this growth, and we are energized by our success. We want to achieve as much as we can in the years ahead. Some quarters may be better than others, due to the factors discussed above, but if our team continues to do what they have done in the past, we expect to see our efforts rewarded with success over time. That success probably will come more in "chunks" than in uniform and steady increases, since it often takes a lot of work to get the first product into a customer's factory. But once a customer is satisfied, typically a much larger opportunity prevails for follow-on sales.

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The table below will give you an idea of where we stand with sales for the nine months just ended, compared to last year and the year before that at the same time. These numbers speak for themselves. As you can see, we are currently experiencing the double-digit growth that we had described at the time of the Shareholder Meeting in August 2005, so we continue to believe that we are on the right track. Also included with this letter is a recent article that appeared about Sono-Tek in the Poughkeepsie Journal.

We hope that this letter gives you some additional insight into your Company, and we look forward to our future communications with you next year.

Sincerely,



Christopher L. Coccio, Ph.D.
President and Chief Executive Officer
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                              Sono-Tek Corporation
                             Selected Financial Data
                                   (Unaudited)

                      Nine Months Ended November 30,
                     2005           2004          2003
                -------------------------------------------

Net Sales         $5,082,730     $4,391,653    $2,395,002
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